Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
As of September 28, 2019, Moog Inc. has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) Class A common stock; and (2) Class B common stock;
Description of Capital Stock
Our authorized capital stock consists of 100,000,000 shares of Class A common stock, par value $1.00 per share, 20,000,000 shares of Class B common stock, par value $1.00 per share and 10,000,000 shares of preferred stock, par value $1.00 per share.
Common Stock
The Class A common stock and Class B common stock share equally in our earnings and are identical except with respect to rights on voting, dividends and share distributions and convertibility.
Voting Rights: The Class A common stock and Class B common stock vote as a single class on all matters except election of directors and except as required by law. On all other matters, the holders of Class A common stock are entitled to one-tenth of a vote. Each share of Class B common stock is entitled to one vote.
Dividends and Share Distributions: Dividends may be paid on Class A common stock without paying a dividend on Class B common stock. No dividend may be paid on Class B common stock unless at least an equal dividend is paid on Class A common stock. Payment of dividends is limited by our bank credit facility. Share distributions in shares of Class A common stock or Class B common stock may be paid only as follows. Shares of Class A common stock are paid to holders of shares of Class A common stock or, if there is no Class A common stock outstanding, to holders of Class B common stock. Shares of Class A common stock are paid to holders of Class A common stock and shares of Class B common stock are paid to holders of Class B common stock. The same number of shares must be paid in respect of each outstanding share of Class A common stock and Class B common stock.
Conversion: Each share of Class B common stock is convertible at the option of the holder at any time into Class A common stock on a one-for-one basis.
Exchange Listing: Class A common stock is traded on the New York Stock Exchange under the trading symbol MOG.A and Class B common stock is traded on the New York Stock Exchange under the trading symbol MOG.B.

Preferred Stock

Our Board of Directors is authorized, without shareholder action, to issue shares of preferred stock in one or more series. The Board has the discretion to determine the rights, preferences and limitations of each series, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences. Satisfaction of any dividend preference of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. We have no current intention to issue any shares of preferred stock.

Election of Directors

Our Restated Certificate of Incorporation (the “Charter”) and Restated By-laws provide for a classified board of directors. There are three classes of directors, with each class of directors serving three-year terms that end in successive years. Holders of Class A common stock are entitled to elect at least 25% of the Board of Directors, rounded up to the nearest whole number, so long as the outstanding shares of Class A common stock are at least 10% of the aggregate number of outstanding shares of Class A common stock and Class B common stock combined. The holders of Class B common stock elect the remaining directors. If the outstanding shares of Class A common stock become less than 10% of the aggregate number of outstanding shares of both classes combined, the holders of Class A common stock would not have the right to elect 25% of the Board of Directors. Directors would then be elected by all shareholders voting as a single class, with holders of Class A common stock having a one-tenth vote per share and holders of Class B common stock having one vote per share.